EXHIBIT 5.1

                         VENTURE COUNSEL ASSOCIATES, LLP
                                Attorneys at Law

                           Lake Merritt Plaza Building
                        1999 Harrison Street, Suite 1300
                            Oakland, California 94612
                            Telephone (510) 273-8750
                            Facsimile (510) 834-7440


                               October 26, 1998


ValueStar Corporation
1120A Ballena Blvd.
Alameda, CA  94501

         Re:      Registration Statement on Form S-3

Gentlemen:

         As outside counsel to ValueStar Corporation, a Colorado corporation (the "Company"), we have been asked by the Company to review the Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on, or about, October 27, 1998 (the "Registration Statement"). This is in connection with the registration under the Securities Act of 1933, as amended, of up to two million seven hundred forty-eight thousand eight hundred fifteen (2,748,815) shares of the Company's common stock, $0.00025 par value per share (the "Common Stock"), which may be issued by the Corporation under currently issued and outstanding warrants and convertible promissory notes held by selling shareholders identified in the Form S-3.

         As your outside counsel, we have examined the proceedings and such other documents as we have deemed necessary relating to the issuance of the warrants described in the Registration Statement ("Warrants") which may be exercised for up to 2,125,000 shares of Common Stock (the "Warrant Shares"), and the convertible promissory notes described in the Registration Statement ("Notes") which may be converted into up to 623,815 shares of Common Stock (the "Note Shares").

         In rendering this opinion, we have assumed, without investigation, the genuineness of all signatures; the correctness of all certificates; the authenticity of all documents submitted to us as originals; the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies; and the accuracy and completeness of all records made available to us by, or on behalf of, the Company.



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ValueStar Corporation
October 26, 1998
Page 2
Re: Registration Statement on Form S-3


In addition, we have assumed, without investigation, the accuracy of the representations and statements as to factual matters made by the Company, its officers and employees, and public officials. Nothing has come to our attention, however, which would lead us to question the accuracy or completeness of such representations, warranties or statements.

         In rendering the opinion hereinafter expressed, we have examined and relied upon such documents and instruments as we have deemed necessary and appropriate. It is our opinion that (i) the Warrant Shares, when subsequently issued upon exercise and full payment of the exercise price therefor in accordance with the terms of each respective Warrant, and (ii) the Note Shares, when subsequently issued upon conversion and full payment of the conversion price therefor in accordance with the terms of each respective Note, will be validly issued, fully paid and nonassessable.

         We are admitted to practice law only in the State of California, and we express no opinion concerning any law other than the law of the State of California. This opinion is intended solely for your benefit and is not to be relied upon by any other person, firm, or entity without our prior written consent.

         We consent to the use of this opinion as an Exhibit to the Registration
Statement,   and  further  consent  to  all  references  to  this  Firm  in  the
Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            /s/ Venture Counsel Associates, LLP

                                            VENTURE COUNSEL ASSOCIATES, LLP